Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Elbit Systems Ltd. on Forms S-8 (File Nos. 333-9354 and 333-139512) of our report dated March 10, 2008, with respect to the consolidated balance sheet of Elisra Electronic Systems Ltd. as of December 31, 2007 and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2007, which report appears in the year ended December 31, 2008 annual report on Form 20-F of Elbit Systems Ltd.

By:	/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International

Tel-Aviv, Israel,

March 12, 2009